Exhibit 99.1

Contacts:
For Investors Agnes Lee O: 858-836-5971 investorrelations@resmed.com	For News Media Alison Graves O: 858-836-6789 news@resmed.com

ResMed Inc. Announces Results for the Second Quarter of Fiscal Year 2017

Revenue increased 17% to $530.4 million; up 18% on a constant currency basis

GAAP diluted earnings per share of $0.54; non-GAAP diluted earnings per share of $0.73

Operating cash flow of $119.9 million in the second quarter

SAN DIEGO, January 23, 2017 – ResMed Inc. (NYSE: RMD) today announced results for its quarter ended December 31, 2016. Revenue for the quarter was $530.4 million, a 17 percent increase compared to the same period of the prior year. Excluding the contribution from the Brightree business acquired in April 2016, revenue for the quarter was $496.6 million, a 9 percent increase.

“We had a strong quarter with 18 percent constant currency revenue growth led by solid growth in our Brightree software offerings and global device sales,” said Mick Farrell, ResMed’s chief executive officer. “We continue to pioneer game-changing products and create value with our solutions. This quarter we announced: FDA clearance for the world’s smallest travel CPAP; the creation of SleepScore Labs to focus on consumer sleep wellness; reaching the milestone of one billion nights of sleep data; and new research demonstrating that the use of myAir™ significantly improves patient adherence to sleep therapy in Europe.”

Farrell concluded, “We are focused on our goal of changing the lives of 20 million patients by 2020 and we continue to lead the industry through an exciting pipeline of new products and connected care solutions that improve patient outcomes, create efficiencies for our homecare customers, and help physicians and providers better manage chronic disease and lower healthcare costs.”

Analysis of second quarter results

Second quarter revenue in the Americas was $326.8 million, a 21 percent increase over the same period of the prior year. This included Brightree revenue of $33.8 million. Excluding Brightree, revenue in the Americas was $293.0 million, a 9 percent increase over the prior year. Revenue in combined EMEA and APAC was $203.6 million, an increase of 13 percent on a constant currency basis, compared to the same period of the prior year.

Gross margin in the second quarter was 58.3 percent, higher than the prior year’s quarter gross margin of 58.1 percent, excluding the prior year release of $2.4 million in accrued expenses associated with the SERVE-HF field safety notice. The improvement in gross margin compared to prior year’s quarter was due to manufacturing and procurement efficiencies and an incremental contribution from the Brightree acquisition, partly offset by changes in product mix and declines in average selling prices.

Income from operations for the quarter was $96.9 million, a 10 percent decline compared with the quarter ended December 31, 2015. Non-GAAP income from operations for the quarter was $131.6 million, a 13 percent increase compared to the same period of the prior year.

Selling, general and administrative expenses were $139.3 million, an 18 percent increase over the same period in the prior year, also an 18 percent increase on a constant currency basis. SG&A expenses increased to 26.3 percent of revenue in the quarter, compared with 26.0 percent reported in the quarter ended December 31, 2015.

Research and development expenses were $38.2 million, or 7.2 percent of revenue. R&D expenses increased by 32 percent compared with the same period last year, or a 28 percent increase on a constant currency basis.

Amortization of acquired intangible assets was $11.7 million during the quarter, an increase of $7.3 million compared with the same period last year. The increase in amortization of acquired intangible assets was primarily due to the amortization expense associated with the Brightree and Inova acquisitions. Stock-based compensation costs incurred during the quarter of $10.8 million consisted of expenses associated with employee equity grants, and our employee stock purchase plan.

Net income for the quarter was $76.7 million, a 20 percent decrease compared to the same period of the prior year. Non-GAAP net income was $103.3 million, a 1 percent increase compared to the prior year.

Non-GAAP measures adjust for amortization of acquired intangibles, litigation settlement expenses, acquisition related expenses associated with additional contingent consideration on recent acquisitions and restructuring expenses.

GAAP diluted earnings per share for the quarter decreased 21 percent to $0.54. Non-GAAP diluted earnings per share of $0.73 were consistent with the same period of the prior year.

Cash flow from operations for the quarter was $119.9 million compared to net income in the current quarter of $76.7 million.

Dividend program

The ResMed board of directors today declared a quarterly cash dividend of $0.33 per share. The dividend will have a record date of February 9, 2017, payable on March 16, 2017. The dividend will be paid in U.S. currency to holders of ResMed’s common stock trading on the New York Stock Exchange. Holders of Chess Depositary Instruments trading on the Australian Securities Exchange will receive an equivalent amount in Australian currency, based on the exchange rate on the record date, and reflecting the 10:1 ratio between CDIs and NYSE shares. The ex-dividend date will be February 8, 2017 for common stock holders and for CDI holders. ResMed has received a waiver from the ASX’s settlement operating rules, which will allow ResMed to defer processing conversions between its common stock and CDI registers from February 7, 2017 through February 9, 2017 inclusive.

Webcast details

ResMed will discuss its financial and business results and outlook on its webcast at 1:30 p.m. U.S. Pacific Time today. The live webcast of the call can be accessed on ResMed’s Investor Relations website at investor.resmed.com. Please go to this section of the website and click on the icon for the “Q2 2017 earnings webcast” to register and listen to the live webcast. The online archive of the broadcast will be available on ResMed’s website after the live call. In addition, a telephone replay of the conference call will be available approximately two hours after the call by dialing 855-859-2056 (U.S.) and +1 404-537-3406 (international) and entering a passcode of 40778584. The telephone replay will be available until February 6, 2017.

About ResMed

ResMed (NYSE:RMD) changes lives with award-winning medical devices and cutting-edge cloud-based software applications that better diagnose, treat and manage sleep apnea, chronic obstructive pulmonary disease (COPD) and other chronic diseases. ResMed is a global leader in connected care, with more than 2 million patients remotely monitored every day. Our 5,000-strong team is committed to creating the world’s best tech-driven medical device company – improving quality of life, reducing the impact of chronic disease, and saving healthcare costs in more than 100 countries.

Safe harbor statement

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements – including statements regarding ResMed’s projections of future revenue or earnings, expenses, new product development, new product launches and new markets for its products and the integration of acquisitions – are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Additional risks and uncertainties are discussed in ResMed’s periodic reports on file with the U.S. Securities & Exchange Commission. ResMed does not undertake to update its forward-looking statements.

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
Net revenue	$530,397	$454,540	$995,846	$866,187
Cost of sales	221,326	190,433	412,522	363,461
Astral field safety notification expenses (1)	—	—	5,070	—
SERVE-HF accrual release (1)	—	(2,402)	—	(2,402)

Gross profit	309,071	266,509	578,254	505,128

Operating expenses:
Selling, general and administrative	139,307	118,219	268,158	229,314
Research and development	38,190	28,970	72,637	56,162
Restructuring expenses (1)	4,413	6,914	4,413	6,914
Litigation settlement expenses (1)	8,500	—	8,500	—
Acquisition related expenses (1)	10,076	—	10,076	—
Amortization of acquired intangible assets (1)	11,690	4,429	23,431	6,736

Total operating expenses	212,176	158,532	387,215	299,126

Income from operations (1)	96,895	107,977	191,039	206,002

Other income (expenses), net:
Interest income (expense), net	(2,437)	2,476	(4,929)	5,898
Other, net	1,749	3,242	3,021	1,239

Total other income (expenses), net	(688)	5,718	(1,908)	7,137

Income before income taxes	96,207	113,695	189,131	213,139

Income taxes excluding ASU 2016-09 (2)	19,439	23,178	38,735	42,220
Income taxes relating to ASU 2016-09 (2)	25	(5,059)	(2,453)	(7,574)

Total income taxes	19,464	18,119	36,282	34,646

Net income (1)	$76,743	$95,576	$152,849	$178,493

Basic earnings per share	$0.54	$0.68	$1.08	$1.27
Diluted earnings per share	$0.54	$0.68	$1.08	$1.26
Non-GAAP diluted earnings per share (1)	$0.73	$0.73	$1.34	$1.32

Basic shares outstanding	141,310	139,926	141,048	140,118
Diluted shares outstanding	142,097	141,423	141,982	141,837

(1)	See the reconciliation of non-GAAP financial measures in the table at the end of the press release.

(2)	As a result of the adoption of ASU 2016-09 “Improvements to Employee Share-Based Payment Accounting” during the quarter ended June 30, 2016 we now recognize an income tax impact relating to share-based payment transactions. The income taxes for the three and six months ended December 31, 2015 have been restated to reflect the adoption of the standard as the benefit was previously recorded as a reduction to Additional Capital.

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited—In thousands)

	December 31, 2016	June 30, 2016
ASSETS:
Current assets:
Cash and cash equivalents	$788,146	$731,434
Accounts receivable, net	383,992	382,086
Inventories	253,108	224,456
Prepayments and other current assets	95,028	81,743

Total current assets	1,520,274	1,419,719

Property, plant and equipment, net	375,928	384,276
Goodwill	1,046,304	1,059,245
Other intangibles, net	275,422	299,808
Deferred income taxes and other non-current assets	104,642	93,657

Total non-current assets	1,802,296	1,836,986

Total assets	$3,322,570	$3,256,705

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$94,100	$92,571
Accrued expenses	216,225	156,805
Deferred revenue	46,389	50,009
Income taxes payable	25,869	39,166
Short-term debt	299,812	299,438

Total current liabilities	682,395	637,989

Non-current liabilities:
Deferred income taxes	13,789	9,061
Deferred revenue	46,682	40,281
Other long term liabilities	864	1,211
Long-term debt	868,690	873,332

Total non-current liabilities	930,025	923,885

Total liabilities	1,612,420	1,561,874

STOCKHOLDERS’ EQUITY:
Common stock	566	563
Additional paid-in capital	1,335,895	1,303,238
Retained earnings	2,220,283	2,160,299
Treasury stock	(1,546,611)	(1,546,611)
Accumulated other comprehensive income	(299,983)	(222,658)

Total stockholders’ equity	$1,710,150	$1,694,831

Total liabilities and stockholders’ equity	$3,322,570	$3,256,705

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited—In thousands)

	Six Months Ended December 31,
	2016	2015
Cash flows from operating activities:
Net income	$152,849	$178,493
Adjustment to reconcile net income to cash provided by operating activities:
Depreciation and amortization	55,504	39,920
Impairment of long-lived asset	—	2,815
Stock-based compensation costs	22,802	23,841
Changes in fair value of business combination contingent consideration	10,076	—
Impairment of cost-method investments	206	750
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(7,080)	24,533
Inventories, net	(36,104)	8,751
Prepaid expenses, net deferred income taxes and other current assets	(15,197)	14,398
Accounts payable, accrued expenses and other	23,086	(13,279)

Net cash provided by operating activities	206,142	280,222

Cash flows from investing activities:
Purchases of property, plant and equipment	(29,247)	(30,934)
Patent registration costs	(4,603)	(4,902)
Business acquisitions, net of cash acquired	(3,184)	(152,118)
Investments in cost-method investments	(3,867)	(7,582)
Proceeds / (Payments) on maturity of foreign currency contracts	8,209	(28,326)

Net cash used in investing activities	(32,692)	(223,862)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	9,816	8,066
Purchases of treasury stock	—	(102,058)
Payment of business combination contingent consideration	—	(1,120)
Proceeds from borrowings, net of borrowing costs	75,000	200,000
Repayment of borrowings	(80,000)	(100,160)
Dividends paid	(92,865)	(84,054)

Net cash (used in) / provided by financing activities	(88,049)	(79,326)

Effect of exchange rate changes on cash	(28,689)	(35,479)

Net increase / (decrease) in cash and cash equivalents	56,712	(58,445)
Cash and cash equivalents at beginning of period	731,434	717,249

Cash and cash equivalents at end of period	$788,146	$658,804

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Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In US$ thousands, except share and per share data)

The measure, “non-GAAP income from operations” is reconciled with GAAP income from operations below:

	Three Months Ended December 31		Six Months Ended December 31,
	2016	2015	2016	2015
GAAP income from operations	$96,895	$107,977	$191,039	$206,002
SERVE-HF accrual release (A)	—	(2,402)	—	(2,402)
Astral battery field safety notification expenses (A)	—	—	5,070	—
Restructuring expenses (A)	4,413	6,914	4,413	6,914
Litigation settlement expenses (A)	8,500	—	8,500	—
Acquisition related expenses (A)	10,076	—	10,076	—
Amortization of acquired intangible assets (A)	11,690	4,429	23,431	6,736

Non-GAAP income from operations	$131,574	$116,918	$242,529	$217,250

The measures “non-GAAP net income” and “non-GAAP diluted earnings per share” are reconciled with GAAP net income and GAAP diluted earnings per share in the table below:

	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
GAAP net income	$76,743	$95,576	$152,849	$178,493
SERVE-HF accrual release, net of tax (A)	—	(1,682)	—	(1,682)
Astral battery field safety notification expenses (A)	—	—	3,549	—
Restructuring expenses, net of tax (A)	3,085	5,204	3,085	5,204
Litigation settlement expenses, net of tax (A)	5,392	—	5,392	—
Acquisition related expenses (A)	10,076	—	10,076	—
Amortization of acquired intangible assets, net of tax (A)	7,968	3,439	15,975	5,156

Non-GAAP net income (A)	$103,264	$102,537	$190,926	$187,171

Diluted shares outstanding	142,097	141,423	141,982	141,837

GAAP diluted earnings per share	$0.54	$0.68	$1.08	$1.26

Non-GAAP diluted earnings per share (A)	$0.73	$0.73	$1.34	$1.32

(A)	ResMed adjusts for the impact of the Astral battery field safety notification expenses, release of SERVE-HF accrual, restructuring expenses, litigation settlement expenses, acquisition related expenses and amortization of acquired intangible assets from their evaluation of ongoing operations and believes investors benefit from adjusting these items to facilitate a more meaningful evaluation of current operating performance.

ResMed believes that non-GAAP diluted earnings per share is an additional measure of performance investors can use to compare operating results between reporting periods. ResMed uses non-GAAP information internally in planning, forecasting, and evaluating the results of operations in the current period and in comparing it to past periods. ResMed believes this information provides investors better insight in evaluating ResMed’s performance from core operations and provides consistent financial reporting. Our use of non-GAAP measures is intended to supplement, and not to replace, our presentation of net income and other GAAP measures. Like all non-GAAP measures, non-GAAP earnings are subject to inherent limitations because they do not include all the expenses that must be included under GAAP.

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